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   For information contact: Kevin O'Reilly, Vice President Investor Relations
                                 (203) 222-5943


                              TEREX UPDATES OUTLOOK

               o Recently announced mining transaction
               o Second quarter restructuring charges and goodwill impairment
               o Second quarter and full year 2003 earnings
               o Completes $50 million redemption of Senior Subordinated Notes

         WESTPORT, CT, July 1, 2003 -- Terex Corporation (NYSE: TEX), along with announcing today that it has entered into an agreement in principle with Caterpillar, Inc. (NYSE: CAT) to realign its mining truck and mining shovel businesses, is also providing an update with respect to recent operating activities and the current business environment for its products. Complete details will be available and discussed during the Company's second quarter 2003 conference call, which is scheduled for July 24th at 8:30 a.m., Eastern Time.

         During the second quarter of 2003, the Company continued, extended and initiated numerous restructuring activities due to the near term business outlook of several of its operations. These activities included a further product and inventory rationalization in its Roadbuilding group and plant capacity reduction in its tower crane business. The objective of these actions is to size the operations based on current end market demand for their products, while increasing productivity, optimizing manufacturing efficiency and improving returns. The majority of these initiatives are either in reaction to depressed end markets, such as the product and inventory rationalization in the Roadbuilding group, or increasing efficiency by leveraging the manufacturing capacity within the Company.

         The Company also accelerated its review of goodwill at its Roadbuilding reporting unit, which will result in a non-cash charge in the second quarter of 2003. Given the continued uncertainty of the business performance within that group, which depends directly on government funding for various projects both at the state and federal level, the Company previously indicated that it would perform the analysis at this time, rather than wait for the review scheduled for the fourth quarter of 2003.

         "We expect the charge for goodwill impairment, restructuring and other special items to be in the range of $90 - $95 million, pre-tax," commented Phil Widman, Senior Vice President and Chief Financial Officer. "The cash component of the charge is expected to be approximately $10 million, as the majority of the charge is related to goodwill impairment."

         "Terex continues its internal focus on operations as we near completion of a multi-year effort to lower our structural cost," commented Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. "Over the past three years, we have consolidated over 20 manufacturing facilities, which is quite remarkable, and which will have a meaningful positive benefit for the Company when the end markets recover. We are also focused on improving the customer value proposition we offer in order to leverage the Terex product breadth."

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         Mr. DeFeo added, "We expect earnings per share for the second quarter of 2003 to fall short of current market expectations. We are looking at a performance similar to last year on an earnings per share basis, excluding special items. Performance weakness is primarily coming from the Roadbuilding and North American crane businesses, which appear to have not met our lower expectations. We still believe that we will be within the previously announced full year guidance, but perhaps at the lower end of the range."

         Mr. DeFeo concluded by adding, "We have made substantial progress on many fronts despite the current environment. We remain committed to paying down $200 million in debt during 2003 and have recently completed the redemption of $50 million of our 8 7/8% Senior Subordinated Notes. At this point in time, we wanted investors to have the most complete picture of both short and longer term issues and opportunities at Terex, given the significant changes going on at the Company. We will be fully prepared to discuss details on our July 24th call."

Safe Harbor Statement

         The above contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction and mining activity to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's substantial amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2002 revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.
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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com